CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our consent dated March 20, 2000 appearing in the Providence Capital VII, Inc. Registration Statement on Form 10SB12G, filed that same day. We also consent to the reference to us under the heading "Exhibits" in such Registration Statement.

NADEAU & SIMMONS, P.C.


/s/ James R. Simmons


By:---------------------------------
   JAMES R. SIMMONS, Vice President

Providence, RI